SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 8-K


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  July 16, 1997

      ________________________ADVANTA Corp.____________________________
            (Exact name of registrant as specified in its charter)



      _______Delaware__________  _____0-14120________  ______23-1462070__
      (State or other jurisdic-  (Commission File      (IRS Employer
      tion of incorporation or    Number)               Identification No.)
      Organization)




             Welsh and McKean Roads, P.O. Box 844, Spring House, PA
                 (Address of principal executive offices)

                                     19477
                                   (Zip Code)


Registrant's telephone number, including area code:  (215) 657-4000

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     5. Other Events.

     On July 16, 1997 Advanta Corporation announced net income of $5.4 million and earnings per share of $0.12, returning the Company to profitability after a one-quarter interruption in its previous eight years of profitable growth. In the second quarter of 1996, the Company registered net income of $45.1 million and earnings per share of $1.00. For the first quarter of 1997, the Company reported a loss of $19.8 million, or $0.43 per share.

     For the second quarter of 1997, Advanta reported net revenues of $216.1 million versus $182.5 million recorded in the first quarter 1997 and $189.6 million in the year-ago quarter.

     In March of 1997 the Company announced that it commenced a thorough and systematic review of its business strategy. As part of this effort, the Company outlined a number of steps that it would pursue. The steps the Company has taken to restore it to historical levels of profitability include:

     Repricing certain segments of the credit card portfolio:  In
     June the Company repriced roughly two-thirds of its customers. The new rates better match customer risk profiles. The credit card yield reported for the June quarter of 15.6% showed an approximately 130 basis point improvement over the yield for the quarter ended March 1997.

     Improving the Company's collection process and more quickly intervening with potentially troubled accounts: Since March the Company has added approximately 200 individuals to its collections effort. Additionally, the Company began to outsource certain collections activities. As evidence of the strengthened collections process, the credit card 30+ day delinquency rate declined from the 5.16% reported at the end of March to 4.95% in June.

     Tightening underwriting standards: The Company incorporated more stringent credit criteria both in new customer acquisitions and existing account management activities.

     Developing new marketing programs to retain high-credit-quality cardholders and new products that offer customers additional value:
     Several new products will be introduced into the marketplace during the third and fourth quarters. New programs and enhancements for current credit card customers are being offered during this Summer.

     Highlights for the second quarter include the following items:

       Managed net interest margin rose to 7.63% from the 7.05% recorded in the first quarter and the 5.84% posted in the comparable period of 1996. The contractual repricing of credit cards from their introductory rate helped to expand the credit card yield. The overall margin growth was dampened by the large cash position which the Company chose to maintain.

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       The consolidated managed charge-off and 30+ day delinquency rates for the quarter ended June 30 were 5.54% and 5.35%, respectively. The consolidated managed charge-off rate increased from the 5.26% registered for the quarter ended March 31 and from the 2.91% recorded in the comparable quarter of 1996.

       The second quarter's managed credit card charge-off and 30+ day delinquency rates were 7.24% and 4.95%, respectively. For the quarter ended March 31, the charge- off rate on managed credit cards was 6.61% and was 3.30% for the year-ago quarter. The
       June 1997 30+ day delinquency rate declined from the 5.16% registered at March 31. At June 30, 1996 this rate stood at 2.87%.

       At the close of the second quarter, total managed receivables of $16.3 billion posted a 5.7% increase from the $15.4 billion reported last June. Managed credit card receivables ended June 30 at $11.2 billion, an 11.8% decrease from the $12.7 billion level last June. As compared to the $12.2 billion at the close of March, the managed credit card receivables balance declined 8.2%.
       The Company now expects credit card receivables in the range of $12 to $13 billion and total receivables of $18 to $19 billion at year end 1997.

       Advanta Personal Finance originated $915 million in new business during the second quarter, triple the year ago level. This record volume helped to increase the balance of managed assets to $3.9 billion, up 88.0% over last June. In addition, the Company services $7.5 billion on a third party contract basis, bringing the total portfolio serviced to $11.4 billion.

   Any statements released by Advanta that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects. At present, significant risks and uncertainties include: the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, receivables volume and initial pricing of new accounts, the impact of repricing existing accounts and account attrition, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in the Company's expenses. Earnings may also be significantly affected by factors that affect consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to the Company and its subsidiaries, the difficulty or inability to securitize the Company's receivables, and the impact of the ratings on debt of the Company and its subsidiaries. Additional risks that may affect future performance are detailed in the Company's filings with the SEC.

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     Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

     The following exhibit is filed as part of this Report on Form 8-K:

     27   Financial Data Schedules.
     99   Selected summary financial data.

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     Exhibit 99

                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
              ($ in millions, except per share data)

                                  Three Months Ended       % Change
                                      June 30,         1997 versus
                                   1997      1996          1996
OPERATING RESULTS

Net Revenues(A)                   $216.1     $189.6          14%

Provision for Losses              $ 50.3     $ 27.7          82%

Operating Expenses                $158.6     $127.4          24%

Net Income                        $  5.4     $ 45.1         (88%)

Earnings Per Common Share         $ 0.12     $ 1.00         (88%)

Average Shares (Millions)           45.7       45.2           1%

Return on Common Equity              2.1%      27.2%        (92%)

Managed Net Interest Margin         7.63%      5.84%         31%

                                  Six Months Ended        % Change
                                      June 30,           1997 versus
                                   1997      1996            1996
OPERATING RESULTS

Net Revenues (A)                  $398.6     $377.4           6%

Provision for Losses              $110.6     $ 42.7         159%

Operating Expenses                $307.4     $237.9          29%

Net Income (Loss)                 ($14.4)    $ 86.2        (117%)

Earnings (Loss) Per Common Share  ($0.32)    $ 1.91        (117%)

Average Shares (Millions)           46.0       45.1           2%

Return on Common Equity             (4.7%)     26.5%       (118%)

Managed Net Interest Margin         7.29%      6.03%         21%

(A) Excludes $33.8 million gain on sale of credit card receivables in the second quarter of 1996.

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Exhibit 99
                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
               ($ in millions, except per share data)
                                                       % Change
                                                       June 1997
                       June 30,   March 31,  June 30,   versus
                        1997        1997       1996    June 1996

FINANCIAL CONDITION

Managed Receivables*
  Credit Cards         $11,186    $12,189    $12,679      (12%)
  Personal Finance(A)  $ 3,934    $ 3,276    $ 2,093       88%
  Business Loans(B)    $ 1,090    $   954    $   610       79%
  Other Loans          $    54    $    32    $    11      431%

Total Managed
   Receivables         $16,264    $16,451    $15,393        6%

Total Managed Assets   $20,655    $20,160    $18,184       14%

Stockholders' Equity   $   838    $   837    $   755       11%

Book Value Per
    Common Share       $ 17.32    $ 17.38    $ 16.13        7%

Equity/Managed Assets     4.54%      4.65%      4.15%       9%

Reserves for Credit
   Losses              $ 116.9    $ 105.4    $  70.9       65%

Customer Accounts    6,487,588  6,472,862  5,829,354       11%

CREDIT QUALITY

Managed Net Charge-off Rate
  Credit Cards            7.24%      6.61%      3.30%
  Personal Finance(A)     0.63%      0.60%      0.67%
  Total Receivables       5.54%      5.26%      2.91%

Managed 30+ Day Delinquency Rate
  Credit Cards            4.95%      5.16%      2.87%
  Personal Finance(A)     6.36%      6.35%      5.31%
  Total Receivables       5.35%      5.49%      3.36%

(A)  Includes Mortgages and Auto Loans.
(B)  Includes Leases and Business Cards.
* Managed figures combine both owned and securitized receivables.

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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  July 16, 1997             By:  /s/ Elizabeth H. Mai
                                      Elizabeth H. Mai, Senior
                                      Vice President & General
                                      Counsel